March 2, 2018

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

Closing the Chapter on a Record 2017

At its meeting to be held later this month, our Board of Directors will be presented with the Bank’s 2017 Form 10-K and will be asked to review and approve several resolutions regarding the item, including the form and substance of the 10-K and the filing of the 10-K with the SEC. This action will serve to close the chapter on a record year for our cooperative. As we reported last month, the Bank produced very strong results in 2017, with net income of $479.5 million for the year – an increase of 19.5 percent from 2016 and the second-highest earnings ever recorded in the history of our franchise. At year-end, our total assets stood at a record $158.9 billion, and during the year we grew our retained earnings by $134.3 million, further strengthening our cooperative. Most importantly, our advances reached record levels in 2017, and we closed the year with $122.4 billion being put to work by our members in communities across our District.

Our advances and assets led a Federal Home Loan Bank System that thrived in 2017. For the year, all 11 Federal Home Loan Banks were profitable, and the System earned $3.4 billion in net income. System-wide advances grew by 3.7 percent during 2017, with $731.5 billion in liquidity reaching communities across the nation.

FHLBNY Announces Fourth Quarter 2017 Dividend

The strength of our performance and the reliability of our franchise is also reflected in our quarterly dividend. On February 15, we announced a 6.50 percent (annualized) dividend for the fourth quarter of 2017. This translates into a full-year dividend rate of 5.76 percent from 2017 income, returning $361.6 million to our members through dividend payments.

FHLBNY Increases 2017 AHP Round Awards

Our daily advances and quarterly dividend are key tools with which we distribute value to our members. But members also gain value from the cooperative through our various housing and community programs, most notably our Affordable Housing Program.

We were able to increase this community support last month when we approved the applications of two AHP alternate projects submitted in 2017, providing grants of $2.8 million and helping to fund the creation and rehabilitation of more than 160 affordable homes for low-income seniors and veterans. This funding supplements our 2017 AHP round – the $36 million in AHP grants to help fund 42 affordable housing initiatives that we initially announced in December 2017. And our AHP program is well-positioned to continue to support housing initiatives in 2018, as we have allocated $53.4 million from our 2017 earnings for our 2018 AHP round.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.